                            STOCK PURCHASE AGREEMENT


                                     BETWEEN


                                  BENGT BODIN,

                                ANNACARIN BODIN,

                                 MATTIAS BODIN,

                                  TOBIAS BODIN,

                                BERTIL LINDQVIST,



                                       AND



                                 DRI EUROPA AB,

                                       AND

                            DIGITAL RECORDERS, INC.,



                               DATED 27 JUNE 2001


TABLE OF CONTENTS

 1.      DEFINITIONS...................................................... 7
 2.      SALE AND PURCHASE OF THE SHARES..................................13
 3.      PURCHASE PRICE...................................................13
 4.      CONDITIONS PRECEDENT TO THE PURCHASERS' OBLIGATIONS..............19
 5.      CLOSING..........................................................20
 6.      REPRESENTATIONS AND WARRANTIES OF ALL THE SELLERS................22
 7.      REPRESENTATIONS AND WARRANTIES OF THE BODIN SELLERS..............23
 8.      COVENANTS........................................................39
 9.      INDEMNIFICATION..................................................45
10.      REPRESENTATIONS AND WARRANTIES OF DRI EUROPA.....................49
11.      CLOSING DATE.....................................................50
12.      GENERAL PROVISIONS...............................................50


APPENDICES

1.9           a - c                          Consolidated Financial Statements
1.14          a - c                          Financial Statements
1.19                                         Interim Financial Statements
2                                            Shares to be sold
3.2.1.3                                      Registration Rights Agreement
3.2.1.4                                      Promissory Note
3.2.1.5                                      Bodin Warrant Agreement
5.3                                          Legal Opinion
6.5                                          Articles of Association, Share Ledgers
7.4                                          Pledges, commitments and contingent liabilities
7.6                                          Dividends since 1st January 2000
7.8                                          Inventory stored and obsolete products
7.19                                         Material Agreements and Warranties

7.30                                         Customer List

7.36                                         Insurances

7.39                                         Employment conditions

7.41                                         List of persons authorised to sign

7.42                                         Bonus agreement

7.46                                         Pension arrangement Bengt Bodin

8.4                                          Mobitec Stock Option Program

8.5                                          Trademark License Agreement

8.10                                         Disputes


THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made as of 27 June 2001, by and between

              Bengt Bodin, an individual resident at La Piniere, Cidex 206, R.D. 2085, FR-06330 Roquefort les Pins, France;

              Annacarin Bodin, an individual resident at La Piniere, Cidex 206, R.D. 2085, FR-06330 Roquefort les Pins, France;

              Mattias Bodin, an individual resident at Parkgatan 10, SE-112 30 Stockholm, Sweden;

              Tobias Bodin, an individual resident at Ovre Husargatan 23 A, SE-413 14 Gothenburg, Sweden; and

              Bertil Lindqvist, an individual resident at Nybrogatan 45 B, 114 39 Stockholm.

              (Bengt Bodin, Annacarin Bodin, Mattias Bodin, Tobias Bodin and Bertil Lindqvist are hereinafter collectively referred to as the "Sellers".)

AND

              DRI Europa AB, a Swedish corporation having its principal office in Gothenburg, ("DRI Europa") and

              Digital Recorders, Inc., a company duly incorporated and organised under the laws of the state of North Carolina, USA, having its principal office at Durham, North Carolina, ("DRI").

              (DRI Europa and DRI are hereinafter collectively referred to as the "Purchasers".)

PREAMBLES

A. The Sellers are at the date hereof the owners of the shares (the Shares) of Mobitec Holding AB, a Swedish corporation, registration number 556546-6793, (the "Company"). The ownership of the Shares is, at the date hereof as follows:

              Bengt Bodin                     51.900 shares
              Annacarin Bodin                 20.400 shares
              Mattias Bodin                    9.100 shares
              Tobias Bodin                     9.100 shares
              Bertil Lindqvist                 9.500 SHARES
                                             --------------
              TOTAL                          100.000 shares

B. The Company is the parent company of a group of companies engaged in developing, manufacturing, marketing and selling information systems for public transport vehicles.

C. The aforesaid group of companies has presently a strong market position on its respective market, has a customer base on these markets and has highly professional and skilled personnel in the field of business where the group of companies is active.

D.            DRI Europa is a wholly owned subsidiary of Digital Recorders, Inc.

E. DRI is engaged in the businesses of design, development, production, marketing, sales and service of information systems for transit and transportation markets worldwide.

F. DRI is desirous of strengthening its presence and its operations in Europe. After analysis of the market situation and the business environment in Europe, DRI believes that a stronger presence and good business opportunities will be achieved by the purchase of the shares of the Company.

G. The Sellers are willing to sell the Shares to DRI Europa and/or to DRI on the terms and conditions set forth herein subject to the exercise by DRI Europa and/or DRI of its right under the Option Agreement.

H. Although Bertil Lindqvist, owner of 9,500 shares of the Company, agrees to sell his shares it is understood that he shall be paid the purchase price for his portion of the shares in full on the Closing Date and shall only be liable hereunder to the extent explicitly set forth hereunder. Any other liability for breach of representations or warranties or any other failure or breach under this Agreement will be assumed by the other Sellers in full as if they were the Sellers of Bertil Lindqvist's shares too.

I. The Sellers have submitted to the Purchasers the budget for 2001, which has been prepared with normal and reasonable care in accordance with previous practice. The Board of Directors of Mobitec AB has stated that there is some degree of uncertainty with respect to the budgeted result for Mobitec Ltda but that this will probably be compensated by the result of other entities of the Group. For the avoidance of doubt the purchase price for the Shares is, however, not based on any forecasts or budgets issued by the Company or any Subsidiary with respect to the operation of the Group beyond the Closing Date.

J. It is understood between the parties that all shares of Klimat and Hexair will be sold prior to Closing and that such sale will have no negative effect on the Company or any Subsidiary except for changes in the net equity to be reflected when adjusting the Preliminary Purchase Price into the Final Purchase Price as set forth in sub-section 3.2.2 hereof.

K. Taking into consideration what has been set forth above, the Sellers and the Purchasers, intending to be legally bound, agree as follows:

1.            DEFINITIONS

For the purpose of this Agreement the following terms have the meanings set forth below.

1.1 Bertil Lindqvist Shares shall mean the 9,500 shares out of the Shares held by Bertil Lindqvist.

1.2 Bodin Sellers shall mean the aforesaid Bengt Bodin, Annacarin Bodin, Mattias Bodin and Tobias Bodin collectively and Bodin Seller shall mean any of them.

1.3 Bodin Shares shall mean the 90,500 shares out of the Shares held by the Bodin Sellers.

1.4 Bodin Warrant Agreement shall mean the agreement referred to in sub-section 3.2.1.5 below.

1.5 Closing shall mean the completion of the sale and purchase of the Shares in accordance with this Agreement.

1.6 Closing Financial Statement shall mean the audited profit and loss accounts and the balance sheets of the Company and each Subsidiary as well as of the Group on a consolidated basis for the period 1 January - 31 March 2001.

1.7           Closing Date shall mean the date set forth in section 11 below.

1.8           Company shall mean the aforesaid Mobitec Holding AB.

1.9 Consolidated Financial Statements shall mean the audited consolidated annual reports for the Group for the financial years 1998, 1999 and 2000, APPENDIX 1.9a)-c) hereto.

1.10          DRI shall mean the aforesaid Digital Recorders, Inc.

1.11 Encumbrance shall mean any charge, claim, condition, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer or receipt of income.

1.12          Family shall mean wife, husband and co-habitant (Sw. sambo).

1.13 Financial Documents shall mean the Financial Statements, the Consolidated Financial Statements and the Interim Financial Statements.

1.14 Financial Statements shall mean the audited annual reports of the Company and each Subsidiary for the financial years 1998, 1999 and 2000, APPENDIX 1.14a)-c) hereto.

1.15 GAAP shall with respect to the Company and the Swedish Subsidiaries mean the generally accepted accounting principles including the statements and recommendations of the Swedish Financial Accounting Standards Council (Sw.

              Redovisningsradet) of the Accounting Board (Sw. Bokforingsnamnden) as well as the Swedish Accounting Act (Sw. Bokforingslagen) and shall with respect to non-Swedish Subsidiaries mean the generally accepted accounting principles in the country of domicile of each such Subsidiary.

1.16          Group shall mean the Company and the Subsidiaries.

1.17          Hexair shall mean Hexair AB, registration number 556505-5067.

1.18 Intellectual Property shall mean patents, trademarks, designs, applications for any of the foregoing, copyrights and registerable business names - including the name "Mobitec" but with the observation of what has been set forth in sub-section 8.5 below - and any similar rights in any country and all rights under licenses and consents in relation to any of the foregoing.

1.19 Interim Financial Statements shall mean the profit and loss accounts and the balance sheets of the Company and each Subsidiary as well as of the Group on a consolidated basis for the period 1 January - 31 March 2000, APPENDIX 1.19 hereto.

1.20 Key Employee shall mean each of Bob Barwick, Roberto Demore and Bjorn Ronnhede.

1.21          Klimat shall mean Mobitec Klimat AB, registration number
              556487-3403.

1.22 Know-how shall - irrespective of whether it is in verbal or any other form - mean all technical data, specifications, procedures, manufacturing information, product information as well as all commercial information such as but not limited to the Customer List (as defined in sub-section 7.30 below) market information, information on customers and competitors, price calculations and offers all of which is used in the Company's or any Subsidiary's development, manufacture, marketing, selling or use of any product of the Company or any Subsidiary irrespective of whether such product is in one or more of the stages of development, manufacture, marketing, sale or use.

1.23 Loss shall mean any claims, losses, deficits, damages, costs, liabilities and expenses incurred by the Group, the Company, any Subsidiary, DRI, DRI Europa or any of the Sellers, as the case may be, including settlement costs and any reasonable legal, accounting and other expenses for investigation or defending any actions or threatened actions.

1.24 Except for employment agreements, the contents of which appears from Appendix 7.39, Material Agreement shall mean all agency-, distributorship and other sales representative agreements as well as all license- and secrecy agreements to which the Company or any Subsidiary is a party as well as any other agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding between the Company or any Subsidiary on the one hand and any third party or any of the Sellers on the other hand and having a contract value of more than SEK 200,000 or a remaining contract term or a period of notice of termination of more than six months.

1.25 Mobitec Stock Option Program shall mean the stock option program of the Company, described in APPENDIX 8.4 hereto.

1.26 Option Agreement shall mean the agreement entered into between the Sellers, DRI Europa and DRI under which the Sellers have granted DRI Europa and DRI options to acquire the Shares.

              This Stock Purchase Agreement is an appendix to the Option Agreement and forms an integral part thereof.

1.27 Person shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organisation, labour union, or other entity or governmental body, agency or authority.

1.28 Promissory Notes shall mean the promissory notes referred to in sub-section 3.2.1.4 below.

1.29 DRI Europa shall mean the aforesaid DRI Europa AB, in the process of incorporation.

1.30          Related Person shall with respect to a particular individual mean:

              (i)        each other member of such individual's Family;

              (ii) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

              (iii) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a material interest; and

              (iv) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

1.31 Restricted Shares shall mean the 430,000 shares of the voting Common Stock of DRI of the class authorized as of the date hereof to be issued to Mattias Bodin and Tobias Bodin pursuant to the terms hereof.

1.32 Shares shall mean all the shares numbered from 1 to 100,000 of the capital stock of the Company.

1.33 Sellers shall mean the aforesaid Bengt Bodin, Annacarin Bodin, Mattias Bodin, Tobias Bodin and Bertil Lindqvist collectively and Seller shall mean any of them.

1.34          Subsidiary shall mean each of

              Mobitec AB,                    reg. number 556344-9999

              Mobitec GmbH,                  reg. number DE 812 639 645

              Mobitec Australia Pty Ltd,     reg. number 092 439 159

              Mobitec Brazil Ltda,           reg. number CNPJ-03.393.064/0001-98

              and Subsidiaries shall mean all of them.

1.35 The expression "Acquired Knowledge" shall mean that the statement has been made after the Bodin Sellers have made due and reasonable inquiries among those of the employees, consultants and representatives of the Company and any Subsidiary who reasonably should have been asked with respect to the relevant matter and that the statement shall be deemed to include the knowledge obtained as aforesaid from such employees, consultants and representatives. Knowledge, as aforesaid, of one Bodin Seller shall be deemed to be the knowledge of all Bodin Sellers.

1.36 The expression "to the best of Bodin Sellers' Knowledge" shall mean that the statement shall be deemed to include all information which - without this being Acquired Knowledge - reasonably should be known to the Bodin Sellers. Knowledge, as aforesaid, of one Bodin Seller shall be deemed to be the knowledge of all Bodin Sellers.

1.37 Purchasers shall mean the aforesaid DRI Europa AB and Digital Recorder, Inc. and Purchaser shall mean any of them.

2.            SALE AND PURCHASE OF THE SHARES

Upon the terms and subject to the conditions of this Agreement the Sellers agree to sell to the Purchasers and the Purchasers agree to purchase from the Sellers the Shares, as described in APPENDIX 2 hereto.

3.            PURCHASE PRICE

3.1           BERTIL LINDQVIST SHARES

              The portion of the purchase price to be paid to Bertil Lindqvist for the Bertil Lindqvist Shares shall be SEK 5,700,000 (five million seven hundred thousand), the said amount to be paid in cash on the Closing Date - subject to sections 4 and 5 below - to an account to be specified by Bertil Lindqvist not later than ten days prior to Closing.

3.2           BODIN SHARES

              The purchase price for the Bodin Shares is a Preliminary Purchase Price to be adjusted into a Final Purchase Price in accordance with the provisions of sub-section 3.2.2 below.

              The Preliminary Purchase Price has been calculated and agreed upon between the Bodin Sellers and the Purchasers inter alia on the basis of the balance sheet forming part of the Interim Financial Statement for Mobitec AB, Mobitec GmbH and Mobitec Brazil Ltda on a consolidated basis as per 31 March 2000, APPENDIX 1.19 hereto.

3.2.1         PRELIMINARY PURCHASE PRICE
              The following is the Preliminary Purchase Price to be paid to the Bodin Sellers for the sale and transfer to the Purchasers of the Bodin Shares:

3.2.1.1 The Sellers shall notify DRI Europa and DRI in writing on 31 January 2001 at the latest of the amount set forth in sub-section
              3.2.1.2 to be paid in cash to each of the Bodin Sellers, the number of Restricted Shares set forth in sub-section 3.2.1.3 to be transferred to each of Mattias Bodin and Tobias Bodin as well as the amounts of the Promissory Notes set forth in sub-section 3.2.1.4.

              In the event that DRI Europa and DRI have not received notification as aforesaid the aforesaid cash amounts, the Restricted Shares and the amounts of the Promissory Notes shall be divided between the Bodin Sellers in proportion to their holding of shares in the Company.

3.2.1.2 The cash amount of USD 3.680.000 to be paid in cash on the Closing Date by wire transfer to the Bodin Sellers' bank accounts to be notified by the Bodin Sellers to the Purchaser and DRI in writing not later than ten days prior to Closing.

3.2.1.3 The Restricted Shares shall be transferred to the Bodin Sellers on the Closing Date, which shares shall be voting Common Stock of DRI, subject to all of the terms and conditions of the Registration Rights Agreement, APPENDIX 3.2.1.3 hereto, dated as of the date hereof by and among DRI, Bengt Bodin, Annacarin Bodin, Mattias Bodin and Tobias Bodin. All certificates evidencing the Restricted Shares shall bear legends as specified in Section 5.4 hereunder. The said shares shall be divided among the Bodin Sellers (subject to adjustments as provided in sub-sections (a) through (d) below:

              (a) If, on or before the Closing Date, DRI shall issue any of its Common Stock as a share dividend or subdivide the number of outstanding shares of Common Stock into a greater number of shares then, in either of such cases, the number of Restricted Shares issuable pursuant to this Agreement shall be proportionately increased; and conversely, if DRI shall reduce the number of outstanding shares of Common Stock by combining such shares into a smaller number of shares then, in such case, the number of Restricted Shares issuable pursuant to this Agreement shall be proportionately decreased. If DRI shall, on or before the Closing Date, declare a dividend payable in cash on its Common Stock and shall at substantially the same time offer to its shareholders a right to purchase new Common Stock from the proceeds of such dividend or for an amount substantially equal to the dividend, all Common Stock so issued shall, for the purpose of this Agreement, be deemed to have been issued as a share dividend. Any dividend paid or distributed upon Common Stock in shares of any other class of securities convertible into Common Stock shall be treated as a dividend paid in Common Stock to the extent that Common Stock is issuable upon the conversion thereof.

              (b) If, on or before the Closing Date, DRI shall be recapitalized by reclassifying its outstanding Common Stock, or DRI or a successor corporation shall consolidate or merge with or convey all or substantially all of its or any successor corporation's property and assets to any other corporation or corporations (any such corporation being included within the meaning of the term "successor corporation" used above in the event of any consolidation or merger of any such corporation with, or the sale of all or substantially all of the property of any such corporation, to another corporation or corporations), the Bodin Sellers shall thereafter have the right to receive, upon the basis and upon the terms and conditions and at the time specified in this Agreement, in lieu of the Restricted Shares theretofore issuable hereunder, such shares, securities or assets as may be issued or payable with respect to, or in exchange for, the number of Restricted Shares theretofore issuable hereunder had such recapitalization, consolidation, merger or conveyance not taken place and, in any such event, the rights of the Bodin Sellers to an adjustment in the number of Restricted Shares issuable hereunder as herein provided shall continue and be preserved in respect of any shares, securities or assets which the Bodin Sellers become entitled to receive.

              (c) If: (i) DRI shall take a record of holders of its Common Stock for the purpose of entitling them to receive a dividend payable otherwise than in cash, or any other distribution in respect of the Common Stock (including cash), pursuant to, without limitation, any spin-off, split-off, or distribution of DRI's assets; or (ii) DRI shall take a record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase any shares of any class or to receive any other rights; or (iii) in the event of any classification, reclassification or other reorganization of the securities which DRI is authorized to issue, consolidation or merger by DRI with or into another corporation, or conveyance of all or substantially all of the assets of DRI; or (iv) in the event of any voluntary or involuntary dissolution, liquidation or winding up of DRI; then, and in any such case, DRI shall mail to the Bodin Sellers, at least 15 days prior thereto, a notice stating the date or expected date on which a record is to be taken for the purpose of such dividend, distribution or rights, or the date on which such classification, reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up, as the case may be, will be effected. Such notice shall also specify the date or expected date, if any is to be fixed, as to which holders of Common Stock of record shall be entitled to participate in such dividend, distribution or rights, or shall be entitled to exchange their Common Stock or securities or other property deliverable upon such classification, reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up, as the case may be.

              (d) If DRI, on or before the Closing Date, shall sell all or substantially all of its property, dissolve, liquidate or wind up its affairs, the Bodin Sellers may thereafter receive upon exercise hereof, in lieu of each Restricted Share which it would have been entitled to receive, the same kind and amount of any securities or assets as may be issuable, distributable or payable upon any such sale, dissolution, liquidation or winding up with respect to each share of Common Stock of DRI issuable to the Bodin Sellers hereunder.

3.2.1.4 The Promissory Notes totalling USD 2,000,000 (two million) to be issued and submitted to each Bodin Seller on the Closing Date, the Promissory Notes to carry the amounts determined in accordance with sub-section 3.2.1.1 above, subject to any adjustment set forth in sub-section 3.2.2.8 below, and falling due 36 months from the Closing Date and accruing interest at the rate of 9 per cent per annum payable quarterly in arrears. The Promissory Notes shall have the contents set forth in APPENDIX 3.2.1.4 hereto. The detailed terms of the Promissory Notes appear from the said Appendix.

3.2.1.5 The Bodin Warrant Agreement, APPENDIX 3.2.1.5 hereto to be executed and delivered to Bengt Bodin. As set forth in the Bodin Warrant Agreement, DRI will grant to Bengt Bodin the right to purchase for five (5) years (the "Warrant") up to an additional 100,000 shares of registered Common Stock of DRI (the "Warrant Shares") at an exercise price of USD 4.00 per share (the "Warrant Exercise Price"), all as more fully set forth in the Bodin Warrant Agreement, subject to all the terms and conditions of the Registration Rights Agreement.

3.2.2         FINAL PURCHASE PRICE

3.2.2.1 The Preliminary Purchase Price set forth in sub-section 3.2.1 shall be adjusted into a Final Purchase Price on the basis of the balance sheet forming part of the Closing Financial Statement for the Group on a consolidated basis.

3.2.2.2 The Bodin Sellers shall procure that the Company prepares the Closing Financial Statement which shall be audited by the Company's chartered accountant (auktoriserad revisor) and submit the same to the Purchasers within 15 days from the Closing Date together with all accounting and other documentation used in the preparation of the Closing Financial Statement.

3.2.2.3 In the event that there is any discrepancy between the net equity appearing in the balance sheet forming part of the Closing Financial Statement for the Group - including the Company - on a consolidated basis (koncernens beskattade egna kapital) and the net equity SEK 10.867.000 appearing in the balance sheet forming part of the Interim Financial Statement on a consolidated basis for Mobitec AB, Mobitec GmbH and Mobitec Ltda as per 31 March 2000, APPENDIX 1.19 hereto (koncernens beskattade egna kapital) the Preliminary Purchase Price shall be increased or decreased, as the case may be, by the full amount of any such discrepancy provided the discrepancy exceeds SEK 100.000.

3.2.2.4 The aforesaid submission by the Bodin Sellers to the Purchasers of the Closing Financial Statement shall be accompanied by the Bodin Sellers' written statement of any discrepancy of the net equity as aforesaid and reasonably detailed information on the calculation thereof.

3.2.2.5 The Purchasers shall within 15 days from receipt of the Closing Financial Statement and the documentation mentioned in sub-section
              3.2.2.2 as well as the Bodin Sellers' written statement mentioned in sub-section 3.2.2.4 including information on the calculation thereof notify the Bodin Sellers in writing whether the Purchasers accept the contents of the Closing Financial Statement and/or the Bodin Sellers' calculation of the discrepancy, if any, of the net equity as aforesaid. Failing such notice the Final Purchase Price shall be determined according to the statement of the Bodin Sellers referred to in sub-section 3.2.2.4 above.

3.2.2.6 In the event that the Bodin Sellers and the Purchasers have not agreed in writing within 15 days from the date of the Bodin Sellers' receipt of the Purchasers' notification mentioned in sub-section 3.2.2.5 above the matter of the contents of the Closing Financial Statement and the calculation of the discrepancy of the net equity shall be referred to arbitration in accordance with sub-section 12.13 below unless the Bodin Sellers and the Purchasers agree in writing on an extension of the 15 days period.

3.2.2.7 The Closing Financial Statement shall be prepared in accordance with GAAP and all applicable laws applied on a basis consistent with that of the Interim Financial Statements.

3.2.2.8 The amounts of the Promissory Notes shall proportionally be increased or decreased, as the case may be, by the discrepancy of the net equity as set forth in sub-sections 3.2.2.3 - 3.2.2.7 above should it exceed the amount SEK 100,000.

4.            CONDITIONS PRECEDENT TO THE PURCHASERS' OBLIGATIONS

4.1 The obligation of the Purchasers to consummate this Agreement is subject to the satisfaction of the Purchasers at or prior to the Closing Date of all of the following conditions, anyone or more of which may be waived, in whole or in part, by the Purchasers.

4.1.1 All of the statements, representations, warranties and covenants of Bertil Lindqvist and of the Bodin Sellers contained herein are true and accurate, not only when made but also at and as of the Closing Date with the same force and effect as if made at and as of such time.

4.1.2 No litigation, action, suit or other proceeding shall be pending or threatened against any of the Sellers, DRI Europa, DRI or the Company or any Subsidiary at the Closing Date wherein an unfavourable judgement, decree or order would prevent or make unlawful the carrying out of this Agreement.

5.            CLOSING

The Closing shall take place on the Closing Date at the offices of Advokatfirman Vinge KB at Nils Ericsonsgatan 17, Gothenburg, or at such other place as is agreed between the Bodin Sellers and the Purchasers.

At the Closing each of the Sellers and the Purchasers shall do or procure to be done all acts necessary in order to consummate the transactions contemplated by this Agreement including, but not limited to, the following:

5.1 Bertil Lindqvist shall, subject to receipt of the purchase price for the Bertil Lindqvist Shares referred to in sub-section 3.1 above, and each Bodin Seller shall, subject to receipt of the Preliminary Purchase Price referred to in sub-section 3.2.1 above, deliver to the Purchasers the share certificates evidencing 90.800 of the Shares (class B shares) - representing 49,7 percent of the votes of the Shares and 90,8 percent of the share capital - duly endorsed in favour of DRI Europa, and share certificates evidencing the remaining 9.200 of the Shares (class A shares) - representing 50,3 percent of the votes of the Shares and 9,2 percent of the share capital - duly endorsed in favour of DRI.

5.2 The Bodin Sellers shall present to the Purchasers the share ledger of the Company evidencing that DRI Europa as per the Closing Date has been registered as owner of 90.800 of the Shares and evidencing that DRI as per the Closing Date has been registered as owner of the remaining 9.200 of the Shares.

              The Bodin Sellers shall further present to the Purchasers the original of the share certificates as well as certified copies of the share ledger or corresponding document with regard to each Subsidiary evidencing that all the shares of each Subsidiary as per the Closing Date has the following registered ownership:



Mobitec AB              total of 100.000         100% held by the Company
                        shares

Mobitec GmbH                                     100% held by Mobitec AB

Mobitec Ltda            total of 360.000         180.000 quotas or 50% held by Mobitec AB
                        quotas

Mobitec Australia       total of one share       held by Mobitec AB
Pty Ltd



5.3 DRI shall submit to the Bodin Sellers a legal opinion issued by Gray, Leyton, Kersh, Solomon, Sigmon, Furr & Smith, P.A. in the form appearing from APPENDIX 5.3 hereto.

5.4 DRI shall deliver to the Bodin Sellers the Restricted Shares. The certificates evidencing said shares shall contain a legend showing them to be restricted shares of DRI subject to restrictions on sale or transfer provided for in the United States Securities Act of 1933, as amended (the "Securities Act"). Upon registration pursuant to the Registration Rights Agreement, but in no event later than one year from the Closing Date, DRI shall remove the restrictive legends associated with 200,000 shares and shall further remove the restrictive legends associated with the remaining shares upon registration of such shares pursuant to the Registration Rights Agreement, but in no event later than on the second anniversary of the Closing Date. DRI shall reasonably and expeditiously take necessary action to remove the restrictions on the shares as aforesaid.

              The Restricted Shares shall be divided between the Bodin Sellers in accordance with sub-section 3.2.1.31 above.

5.5 The Bodin Warrant Agreement, the Registration Rights Agreement and the Bodin Consulting Agreement shall be executed by the parties thereto.

6.            REPRESENTATIONS AND WARRANTIES OF ALL THE SELLERS

The Sellers jointly and severally represent and warrant that on and as of the date of signing of the Option Agreement as well as of this Agreement and on and as of the Closing Date (unless the context otherwise requires):

CORPORATE

6.1 Each Seller has full authority to execute and deliver this Agreement and each other document or instrument executed and delivered in connection herewith and to consummate the transactions contemplated hereby.

6.2 The execution of this Agreement, the consummation of the transactions provided for herein and the fulfilment of the terms hereof will not result in a breach of any agreement to which any of the Sellers is a party or the Articles of Association of the Company or any Subsidiary.

6.3 The Shares constitute the entire issued capital stock of the Company and are legally and validly issued and fully paid. Each Seller lawfully owns the number of the Shares set forth in Preamble A above, free and clear of any

              Encumbrances whatsoever and each Seller has good and transferable title to the said Shares and has the absolute right, power and capacity to sell, assign and deliver the said number of the Shares to the Purchasers in accordance with the terms of this Agreement, free and clear of all Encumbrances and there are no outstanding subscriptions, options, rights or agreements which may require the Company or any Subsidiary to issue or transfer any additional shares. Matters related to the Mobitec Stock Option Program have been provided for in sub-section 8.4 below.

6.4 The Company and each Subsidiary are duly organised and validly existing and in good standing under the laws of Sweden or, in respect of Subsidiaries domiciled outside of Sweden under the laws of the country of domicile and have full corporate power and all necessary licenses, permits and authorisations to carry on its businesses as presently and on the Closing Date conducted and to own, lease and operate the assets and properties used in connection therewith.

6.5 Copies of the Company's and each Subsidiary's Articles of Association, and share ledger or corresponding documents are enclosed as APPENDIX 6.5, which copies are true and complete and fully and completely set forth all information required to be recorded therein.

7.            REPRESENTATIONS AND WARRANTIES OF THE BODIN SELLERS

The Bodin Sellers jointly and severally represent and warrant that on and as of the date of signing of the Option Agreement as well as of this Agreement and on and as of the Closing Date (unless the context otherwise requires):

FINANCIAL

7.1 Except for the Subsidiaries, the shares of which are held in accordance with sub-section 5.2 above, lawfully and free and clear of any Encumbrances whatsoever and to which the representations and warranties contained in this section 7 shall apply, the Company does not own any interest, directly or indirectly, in any corporation or partnership and does not have a branch office in any country.

7.2           The Financial Documents

              (i) give a true and fair view of the financial position and results of the operations of the Group, the Company and of each Subsidiary as of the dates appearing in the Financial Documents and for the periods appearing in the Financial Documents and have been prepared from and in accordance with the books and records of the Company and of each Subsidiary;

              (ii) have been prepared in accordance with GAAP and all applicable laws, applied on a basis consistent with that of preceding years;

              (iii) contain and reflect such reserves as were necessary and required by the laws and principles referred to under
                         (ii) above to be reflected in such reports as of the said dates.

7.3 The net equity appearing in the balance sheet forming part of the Interim Financial Statement as per 31 March 2000 on a consolidated basis (koncernens beskattade egna kapital) for Mobitec AB, Mobitec GmbH and Mobitec Ltda is not less than SEK 10.867.000 in accordance with GAAP and all applicable laws applied on a basis consistent with that of preceding years.

7.4 In excess of the pledges, commitments or contingent liabilities disclosed in APPENDIX 7.4 neither the Company nor any Subsidiary have pledged any assets or have any commitments or contingent liabilities and the Company and each Subsidiary have full and exclusive title to all assets in the balance sheets comprised by the Interim Financial Statement, APPENDIX 1.19 - except assets disposed of in the ordinary course of business - and the assets are not the subject of any Encumbrance.

7.5 The operations and other activities of the Company and each Subsidiary during the period as from 1 January 2000 to the date hereof have been conducted in the ordinary course of business with a view to maintaining their respective businesses as a going concern and there has not occurred or arisen since 1 January 2000 with respect to the Company or any of the Subsidiaries

              (i) any material adverse change in their financial conditions or in the operations of their respective businesses; or

              (ii) to Acquired Knowledge any obligations, commitments or liabilities, liquidated or unliquidated, contingent or otherwise, except obligations, commitments and liabilities arising in the ordinary course of business and which are not material in relation to their respective businesses; or

              (iii) to Acquired Knowledge any amendment or termination or any agreement to amend or terminate any Material Agreement, save in the ordinary course of business; or

              (iv) to Acquired Knowledge any extraordinary event or any extraordinary loss suffered or any waiver of any debts, claims, rights under any Material Agreement, or other rights representing a value in excess of SEK 100,000; or

              (v) any damage, destruction, or loss or any other event or condition adversely affecting their respective properties and businesses, representing loss to property to the extent not covered by insurance in the aggregate in excess of SEK 100,000; or

              (vi) any sale, assignment, transfer, pledge, lease or other disposal of any individual asset with a value in excess of SEK 300.000 except for the sale of real property Mellerud Frosbo 1:7, 1:10 and 1:32 at a sales price of SEK 350.000; or

              (vii) any increase in the rates of compensation (including bonuses) payable or to become payable to any agent, distributor, sales representative, independent contractor or consultant other than increases made in the ordinary course of business; or

              (viii) any change of accounting methods, principles or practices; or

              (ix) any investment in fixed assets that exceed individually SEK 300.000 or in the aggregate SEK 500.000; or

              (x) any other transaction other than in the ordinary course of business;

              and neither the Company nor any of the Subsidiaries have to the Acquired Knowledge agreed or arranged to do any of the foregoing.

              The terms and conditions for the Company's sale of the shares of Hexair and Klimat appear from sub-section 8.9 below.

7.6 Since 1 January 2000 no dividends or interim dividends have been declared or paid by the Company or any of the Subsidiaries except for what has been set forth in Appendix 7.6 and except for a dividend of SEK 500.000 the said dividend to be taken into account in adjusting the Preliminary Purchase Price into the Final Purchase Price.

7.7 All accounts receivable of whatsoever nature appearing in the Financial Documents have been valued in accordance with GAAP and all applicable laws.

7.8 The inventory of the Company and of each Subsidiary as appearing in the Closing Financial Statement will be valued in accordance with GAAP and applicable laws applied on a basis consistent with that of the Interim Financial Statement for the period 1 January - 31 March 2000, Appendix 1.19 hereto. The inventory of Mobitec AB as per 6 December 2000 was as set forth in APPENDIX 7.8 and was kept at Mobitec AB's premises at Herrljunga. The said Appendix 7.8 also comprises the obsolete products as of the said date.

7.9 All liquid assets of the Company and each Subsidiary such as, but not limited to, bank accounts and cash are on the Closing Date available free and clear of any restriction or condition.

7.10 All assets, properties and rights belonging to the Company and each Subsidiary, whether or not recorded in the books of the Company or the Subsidiaries that until this date have been used in the Company's and the Subsidiaries' respective businesses have been included in the transfer to the Purchasers under the terms of this Agreement.

7.11 Neither the Company nor any Subsidiary has any liability or obligation of any kind as a result of purchase or sale of shares or business operations or part thereof or of individual assets and such purchases and sales, if any, have been completed in all respects and neither the Company nor any Subsidiary has or will have any liability of any kind as a result of any such purchase or sale or as a result of any transaction or transfer internally between any of the companies of the Group including but not limited to payment of considerations, debts, taxes and social charges.

7.12 All properties and assets of the Company and the Subsidiaries are to Acquired Knowledge in good physical repair and condition, ordinary wear and tear excepted.

ENVIRONMENTAL MATTERS

To Acquired Knowledge

7.13 the Company and each Subsidiary has at all times obtained all necessary environmental approvals, permits and consents for its operations;.

7.14 all environmental approvals, permits and consents, to the extent required, are in full force and effect and there are no facts or circumstances which may lead to any environmental approvals, permits or consents being revoked, cancelled or modified;

7.15 the Company's and each Subsidiary's operations have in all respects and at all times been carried out in compliance with any necessary environmental approvals, permits and consents as well as any applicable environmental laws;

7.16 all registrations and other information required to be provided by the Company and each Subsidiary and all records and data required to be maintained by the Company and each Subsidiary in accordance with any environmental laws and any approvals, permits and consents, to the extent required, have been provided and maintained;

7.17 no real property has at any point in time been used by the Company or a Subsidiary in such way which have led to any real property having become contaminated in a manner which will result in any liability under environmental laws;

7.18 there are no environmental actions, claims, complaints, investigations or other proceedings being taken or pending in connection with the operations of the Company or any Subsidiary and there is no actual or contingent liability to make good, repair, restore or clean up any real property and no act or omission of the Company or any Subsidiary has given rise to any such environmental liability.

AGREEMENTS

7.19 There are no other Material Agreements than those listed in APPENDIX 7.19. The said Appendix contains information on the parties, contract term, purpose of the agreement as well as any other vital matter provided for in any Material Agreement.

              The Company and the respective Subsidiary have performed or taken all action necessary to enable them to perform when due all obligations under any Material Agreement. The execution of this Agreement, the consummation of the transactions provided for herein, and the fulfilment of the terms hereof will not result in a breach of any of the terms and provisions of, or constitute a default under, or conflict with or give the counterparty the right to terminate any Material Agreement and to Acquired Knowledge no such third party has indicated its interest to terminate any Material Agreement.

              (i) NO DEFAULT. Neither the Company nor any of the Subsidiaries is

                         (a) in default under any provision of any contract, commitment, agreement, letter of intent, lease or service arrangement to which any of them is a party or by which any of them is bound, which default would have a materially adverse effect on their respective businesses, properties or condition, financial or otherwise, and no event has occurred which would constitute such a default;

                         (b) a party to or bound by any contract, commitment, agreement, lease, service arrangement, order or letter of intent not made in the ordinary course of their respective businesses;

                         (c) a party to any contract containing provisions for material price redeterminations or price revision that is not on normal market conditions, or

                         (d) a party to any contract containing any terms or conditions not consistent with fair market terms, conditions and prices.

              (ii) PRICING. Prices and payment terms on all contracts, bids and sales order (order backlog) and purchase orders of the Company and any Subsidiary which are presently in effect or outstanding have been entered into by the Company and the respective Subsidiary on a basis consistent with its prior practice with respect to profits and profit margins which were estimated substantially in accordance with its prior practice and contain no provision restricting competition or being unlawful and all sales and services to customers have been made at arm's-length prices, terms and conditions.

              (iii) WARRANTIES. Neither the Company nor any of the Subsidiaries have granted or offered any other warranties for goods sold or services rendered other than on normal market conditions or as is disclosed in APPENDIX 7.19.

7.20 To Acquired Knowledge neither the Company nor any Subsidiary is or has been a party to any agreement or is bound or has been bound by any commitment, obligation or undertaking or has participated or is participating in any activity prohibited or invalid pursuant to sections 6, 7 or 19 of the Swedish Competition Act or articles 81 or 82 of the Treaty of Rome or pursuant to corresponding or similar rules or regulations in any foreign jurisdiction.

7.21 Neither the Company nor any Subsidiary is bound by any prohibition to compete or any other obligation which in any respect prohibits or restricts the Company or any Subsidiary, to carry on such businesses as the Company or any Subsidiary has been carrying on during five years preceding the Closing Date.

INTELLECTUAL PROPERTY AND KNOW-HOW
7.22 All Intellectual Property, including software, which is used in, or is necessary for, the business of the Company or any Subsidiary, whether registered or not, is owned by or licensed to the Company or the respective Subsidiary without any restrictions in respect of current use. Matters related to the name Mobitec have been provided for in sub-section 8.5 below.

7.23 All Know-how is owned by or licensed to the Company or any of the Subsidiaries without any restrictions in respect of current use.

7.24 There is no infringement by any third party of any Know-how or any Intellectual Property owned by or licensed to the Company or any Subsidiary within any country in which the Company or any Subsidiary is operating except that a third party has registered the company name "Nolato Mobitec AB".

7.25 The registrations of all registered Intellectual Property are made in the name of the Company or any of the Subsidiaries and are in force and the renewal fees for all such registrations have heretofore been paid.

7.26 There is no claim against the Company or any Subsidiary such as, but not limited to infringement, damages or otherwise, raised by any third party which relates to the use of Intellectual Property or Know-How by the Company or any Subsidiary other than as set forth in Appendix 8.10 hereof.

7.27 Neither the Company nor any Subsidiary has granted, or is obliged to grant, any license or assignment in respect of any Intellectual Property or Know-How owned or used by it, or is obliged to disclose any Intellectual Property or Know-How to any Person.

7.28 The Company and each Subsidiary fully owns or has a license or other right to use, in addition to the Intellectual Property and Know-How set forth above, all other technology, technical and commercial know-how used in the businesses of the Company and the respective Subsidiary.

BUSINESS

7.29 The Company and each Subsidiary has in all material respects conducted its respective businesses at all times in accordance with and have complied with applicable national and local laws relating to its operations and businesses, and is not a party to or subject to any judgement, decree or order issued in any suit or proceeding brought by any Person or party materially enjoining or otherwise restraining or restricting the Company or any of the Subsidiaries with respect to any business activity or practice in the conduct of its respective businesses and will not be, in respect of circumstances, existing before or upon the Closing Date and there is to Acquired Knowledge no controversy or investigation pending or threatened with respect to the Company's or any of the Subsidiary's respective businesses by any Person or party that would materially be detrimental to the Company's or any Subsidiary's businesses.

7.30 The Customer List, APPENDIX 7.30 hereto, contains any customer having purchased products from the Group in excess of the aggregate sales value of SEK 3.000.000 during the calendar year 1999 or the period as from 1 January 2000 up to and including the Closing Date.

7.31 To Acquired Knowledge all products sold and all services rendered by the Company or any Subsidiary meet with the customer requirements with respect to quality and suitability for intended purposes.

7.32 To Acquired Knowledge no customer appearing in the Customer List has manifestly ceased to buy products from the Group during the calendar year 1999 or the period as from 1 January 2000 up to and including the Closing Date except for the customers listed in APPENDIX 7.30 hereto.

7.33 To the best of Bodin Sellers' Knowledge no supplier of the Company or any Subsidiary will cease to sell products or components to any of them and to the best of Bodin Sellers' knowledge none of them will increase their prices or otherwise make any changes in their businesses with the Company or any Subsidiary which could have a materially adverse effect on the Company's or any Subsidiary's businesses.

7.34 To the best of Bodin Sellers' Knowledge no business partner of the Company or any Subsidiary will terminate its business relations with the Company or any Subsidiary.

7.35 Neither the Company nor any Subsidiary is or will be liable, due to circumstances existing before or upon the Closing Date or related thereto, to compensate for damages caused to the environment or third parties as a result of products sold or services rendered.

7.36 Attached hereto as APPENDIX 7.36 is a schedule of the insurances for the Group. The Company and each Subsidiary maintains the said policies of fire, product and general liability, use and occupancy and other forms of insurance covering its properties and assets in amounts and against such losses and risks as are normally maintained for comparable business and properties, and valid policies for the said insurances are now and will be outstanding and duly in force on the Closing Date and for at least 30 days thereafter.

7.37 The books of account and other records of the Company and each Subsidiary are complete and correct and have been maintained in accordance with all relevant legislations and rules in each country of domicile of the Company and each Subsidiary and all documents of the Company and each Subsidiary such as, but not limited to, share ledgers, minutes of Board of Directors' meetings and shareholders' meetings, contracts, permits and licences exist and are safely kept and are correct, and all registrations and applications related thereto have been fulfilled, and all applicable fees have been paid.

7.38 To Acquired Knowledge there is no matters or circumstances that may materially affect the businesses of the Company or any Subsidiary and the financial results thereof other than as explicitly set forth herein.

EMPLOYEES
7.39 All employees of the Company and each Swedish Subsidiary are employed on normal employment conditions and in accordance with applicable collective bargaining agreements and all employees of each foreign Subsidiary are employed on normal employment conditions in each respective country.

              In APPENDIX 7.39 are shown all employment conditions of all employees of the Company and each Subsidiary as well as the conditions of all Board Directors of the Company and each Subsidiary as per 31 December 1999 and no salary or other employment benefit or condition for any of the said employees or Board Directors has been changed after the said date except for what has been set forth in the said Appendix.

              No salary increase or additional employment benefit may be granted for the time period after 31 December 2000 without consultation with the Purchasers.

7.40 There are no collective bargaining agreements or deferred compensation agreements, pension, profit sharing, severance pay or retirement plans, agreements or arrangements presently in force with respect to any former employee of the Company or any of the Subsidiaries.

7.41 Attached hereto as APPENDIX 7.41 is a list of all employees and of all other persons being authorised to sign for the Company and for each Subsidiary, including all persons authorised to operate any bank accounts and safe deposits. APPENDIX 7.41 also includes those employees holding credit cards for the Company or any Subsidiary.

7.42 Any term, condition or obligation pursuant to the letter from the Company to Ingemar Luppert, Stefan Lager and Anders Svensson dated 10 August 1998, APPENDIX 7.42 hereto has in its entirety ceased to have effect prior to the

              Closing Date without any cost or other negative financial effect of any kind to the Company or any Subsidiary or DRI Europa or DRI in excess of what appears from the Closing Financial Statement and neither the Company nor any Subsidiary has any other contractual relationship with any of the aforesaid individuals, except for employment agreements, and none of them has any other right to any kind of compensation from the Company or any Subsidiary except for salary and other employment benefits as set forth in Appendix 7.39.

THE SELLERS
7.43 None of the Sellers or any Related Person of any of the Sellers own, directly or indirectly, individually or collectively, any interest in any corporation, company, partnership, entity or organisation which is in a business similar or competitive to the businesses of the Company or any Subsidiary or which has any existing undisclosed contractual relationship with the Company or any Subsidiary.

7.44 None of the Sellers or any Related Person to any of the Sellers or any of the members of the Board of Directors of the Company or of any Subsidiary has any claim against the Company or any Subsidiary for compensation or payment of any nature whatsoever except for Directors' fees appearing in the balance sheet forming part of the Closing Financial Statement and there are no loans, guarantees or other forms of undertaking provided by the Company and any of the Subsidiaries to any of the Sellers or to any Related Person to any of them which are prohibited by chapter 12 section 7 of the Swedish Companies Act of 1975.

7.45 Except for the consultancy agreement with Bengt Bodin and the pension arrangement referred to in sub-section 7.47 below, there are no contractual relations of any kind between the Company or any Subsidiary on one hand and any of the Sellers or any Related Person to any of the Sellers on the other hand.

7.46 The pension arrangement with Bengt Bodin, which is described in full detail in APPENDIX 7.46 hereto, will not have any negative net effect on the financial position of the Company or any Subsidiary.

LITIGATION AND INVESTIGATIONS
7.47 Except for what has been provided for in sub-section 8.10 below neither the Company nor any Subsidiary has been served with any law suit or notice to arbitrate, and there is no law suit, administrative, arbitration or other legal proceedings pending or to Acquired Knowledge threatened against the Company or any Subsidiary or their businesses, properties or assets, and there is no such suit or proceedings pending or to Acquired Knowledge threatened by the Company or any Subsidiary against any Person or party.

TAXES AND OTHER CHARGES
7.48 All necessary tax and other returns and reports with regard to taxes, social charges and duties required to be filed prior to the Closing Date by the Company or any Subsidiary have been duly filed with the appropriate authorities and are true and correct.

7.49 All invoices with regard to all products sold or all services rendered by the Company or any Subsidiary contain all taxes, duties and public fees related to such sale or service.

7.50 All taxes, social charges and duties assessed or due by the Company or any Subsidiary on or before the Closing Date have, where applicable, been fully paid, or full reserves therefor has been made in the Financial Documents.

7.51 No deficiency in payment of taxes, social charges and duties or any additional assessment thereof in respect of the period up to and including the Closing

              Date, will be claimed or made by any authority for any year or part thereof in respect of the Company or any Subsidiary.

7.52 All amounts required to be paid by the Company or any Subsidiary for the purpose of social security, insurance, pensions and the like have been duly and punctually paid and all amounts required to be deducted from moneys paid to employees, consultants and others for the purposes of taxes, social security, insurance, pensions and the like have been deducted and have been accounted for to the appropriate authority or person, and there is no dispute on any issue in respect of any of the foregoing.

7.53 There are no audits with regard to taxes, social charges or duties currently pending with respect to the Company, any Subsidiary or any of the Sellers.

7.54 Full reserves or provisions have been made in the Financial Documents for all liabilities in respect of pensions to be paid to employees or former employees of the Company or any Subsidiary.

INFORMATION
7.55 No representation or warranty herein, and no document heretofore or hereafter provided to the Purchasers by or on behalf of any of the Sellers or the Company or any Subsidiary, contained or will contain any material untrue statement of a fact or omitted or will omit to state a fact necessary to make the statements contained herein or therein not misleading.

7.56 The Bodin Sellers acknowledge that they are aware that their ownership of the Restricted Shares is subject to a substantial risk of loss, including risks associated with price fluctuations of the Common Stock on the United States securities exchanges.

8.            COVENANTS

8.1           CONDUCT OF BUSINESS PENDING CLOSING
              After the date of the Sellers' and the Purchasers' signatures hereof no contract or commitment shall be entered into by or on behalf of the Company or any Subsidiary extending beyond the Closing Date, except for contracts or commitments made in the ordinary course of business. Moreover, neither the Company nor any Subsidiary shall borrow any additional funds from banks or other external sources other than as required in the ordinary course of business.

8.2           NON-COMPETITION
              The Purchasers are entering into this Agreement and the purchase price has been accepted inter alia on the basis of and in reliance upon the fact that none of the Sellers will carry on activities competing with those of the Company or of any Subsidiary. The Sellers have expressly stated their full understanding thereof and have declared their willingness to undertake the following non-competition obligation.

8.2.1 Each Seller agrees and ensures, for a period of three years from the Closing Date not to directly or indirectly carry on, engage or otherwise participate in any businesses competing with the businesses of the Company or any Subsidiary in any part of the world - provided, however, that in respect of countries which are members of the European Economic Area, the non-compete obligation shall be limited to a period of two years and shall apply only to the extent that the Company or the Subsidiary was active in the market at issue on the Closing Date.

8.2.2 In case of any breach of the obligations undertaken pursuant to sub-section 8.2 and such breach is not remedied within five business days of written notice to do so Bertil Lindqvist solely on his part and the Bodin Sellers jointly and severally - in addition to any other remedy that may be available to the Purchasers - shall be liable to pay to the Purchasers the actual damage resulting from each such breach but in no case an amount being less than SEK 8,000,000 (eight million) for each such breach.

8.2.3 For the purposes of this sub-section 8.2 the Sellers' engagement in Klimat's and Hexair's present businesses, Bengt Bodin's services under the Bodin Consulting Agreement and the Bodin Sellers' shareholding in DRI shall not be deemed competing.

8.3           EMPLOYMENT OF KEY EMPLOYEES
              From the date of this Agreement and for a period of three years after the Closing Date each Seller undertakes and ensures to refrain from employing, or offering or negotiating employment with any Key Employee of the Company or of any Subsidiary without the prior written consent of the Purchasers.

              In case of breach of this obligation by any of the Bodin Sellers, the Bodin Sellers shall jointly and severally be liable to pay to the Purchasers the actual damage resulting from such breach but in no case with an amount being less than SEK 3,000,000 for each such breach and in case of breach of this obligation by Bertil Lindqvist he shall solely be liable to pay the aforesaid damage or minimum amount.

8.4           MOBITEC STOCK OPTION PROGRAM
              The Mobitec Stock Option Program is described in full detail in APPENDIX 8.4 hereto.

              The Bodin Sellers ensure that the Company and any Subsidiary will make their best efforts in order to fulfil the obligations under the Mobitec Stock Option Program prior to the Closing Date.

              The Bodin Sellers shall have no responsibility for the acquisition of additional options under the Mobitec Stock Option Program if on the Closing Date there remain outstanding options representing 1000 shares or less.

              The costs of the Company and any Subsidiary in fulfilling the aforesaid obligations will in full be accounted for and appear in the Closing Financial Statement. However, for the purposes of adjusting the Preliminary Purchase Price into the Final Purchase Price in accordance with sub-section 3.2.2 above, any amount of such cost exceeding 50 per cent of the aforesaid total cost, or the amount SEK 1.188.000 whichever is the lower, shall be accounted for and appear in the Closing Financial Statement.

8.5           MOBITEC NAME
              The Bodin Sellers agree that Mobitec AB is the full and unrestricted owner of the trademark and business name Mobitec and has the exclusive right thereto.

              The Bodin Sellers ensure that all measures will be taken within 12 months from the Closing Date to remove the name Mobitec from the company name of Klimat.

              The Bodin Sellers agree and ensure that no Related Person of any of the Sellers has any right of any kind to the name Mobitec or the use thereof except for the rights set forth in the Trademark License Agreement APPENDIX 8.5 hereto.

8.6           PUBLICITY
              No announcement concerning the transaction contemplated by this Agreement or any matter ancillary thereto shall be made by either party hereto before or on the Closing Date, without the prior written consent of the other party, provided that nothing herein shall prevent either party from making, in consultation with the other party, any announcement or filing required by law, regulations or by the rules and regulations of any stock exchange on which it is listed including any announcement or filing in connection with the filing under the SEC regulations of shareholders' vote and proxies thereto.

8.7           DISCHARGE OF DIRECTOR LIABILITY
              The Purchasers shall, provided that the auditors so recommend, discharge or procure the discharge of all directors of the Company and any of the Subsidiaries from their personal liability for the period as from 1 January 2001 to the Closing Date on the next Annual General Shareholders' Meeting of the Company and of any Subsidiary, which discharges shall not in any way limit or restrict or be construed to limit or restrict the Purchasers' rights against the Sellers under this Agreement.

8.8           DIVIDENDS
              The Purchasers shall be entitled to all dividends and other profits of the Group deriving from the financial year 2000 and the Company shall not from this day through the Closing Date declare or pay any dividend or make any other distribution to its shareholders except for the dividend of SEK 500.000 mentioned in sub-section 7.6 above.

8.9           KLIMAT AND HEXAIR

8.9.1 The Bodin Sellers ensure that all measures shall have been taken by the Company or any Subsidiary, as the case may be, prior to the Closing Date to transfer and sell all its shares of Klimat and Hexair including all obligations and liabilities of all types, direct as well as indirect, contingent or otherwise in any way related to Klimat or Hexair or the operations, activities or businesses carried on by any of them to an aktiebolag wholly owned by the Sellers or the Bodin Sellers.

8.9.2 The said transfer and sale shall be made at purchase prices and other terms and conditions having no negative effect on the Company's or any Subsidiary's financial position or otherwise in any way be detrimental to the remaining businesses of the Company or any Subsidiary except for changes in the net equity to be reflected when adjusting the Preliminary Purchase Price into the Final Purchase Price as set forth in sub-section 3.2.2 hereof.

8.9.3 As per the Closing Date there shall not exist any financial, contractual or other relation of any kind between any of Klimat or Hexair on one hand and the Company or any Subsidiary on the other hand except for what has been set forth in sub-section 8.5 above.

8.9.4 As per the Closing Date neither the Company nor any Subsidiary shall be bound by any contract or have any commitment or obligation of any kind or in any way relating to Klimat or Hexair or the operations, activities or businesses carried on by any of them.

8.9.5 The Bodin Sellers shall jointly and severally indemnify and hold the Company or any Subsidiary or the Purchasers harmless from any kind of costs, damages and claims as a result of or in any way related to the aforesaid sales and transfers pursuant to this sub-section 8.9 including but not limited to any kind of taxes, duties and social charges.

8.10          DISPUTES
              In APPENDIX 8.10 is a brief description of all disputes or pending or threatened disputes involving the Company and/or any Subsidiary. The following shall apply with respect to the said disputes.

              For the purposes of a potential payment of compensation to Aldridge Electrical Industries Pty Ltd an amount of SEK 500.000 shall be reserved and deducted for in the balance sheet forming part of the Annual Report for the financial year 2000. However, such reservation and deduction shall not be taken into account in the adjustment of the Preliminary Purchase Price into the Final Purchase Price.

              The tax dispute involving Mobitec Ltda and the dispute involving Thorsell Elektronikmontering AB shall be reflected in the Closing Financial Statement in accordance with GAAP.

              The dispute with FP regarding the Buse component is handled as set forth in the Option Agreement.

              The Bodin Sellers shall have no liability for the outcome of the other disputes set forth in Appendix 8.10.

8.11          LIABILITY OF BERTIL LINDQVIST

              The following provisions shall apply with regard to Bertil Lindqvist's liability under this Agreement:

              Sections 1 and 2, sub-section 3.1, section 4, sub-section 5.1, section 6, sub-sections 8.1 - 8.3, 8.6 - 8.8, 9.1 - 9.3, 9.5 -
              9.11, section 11 and sub-sections 12.3 and 12.4 and 12.6 - 12.13.

8.12          REGISTRATION OF DRI SHARES

              DRI agrees that the Restricted Shares shall be duly registered under a valid and effective registration statement of DRI pursuant to the Securities Act and any applicable state securities laws, pursuant to all terms, and subject to all the conditions, of the Registration Rights Agreement. The Bodin Sellers acknowledge that the Registration Rights Agreement has been prepared by their counsel and that they have been advised of the basic terms and consequences of such Agreement.

9.            INDEMNIFICATION

With the exclusion of the provisions of the Swedish Sales of Goods Act:

9.1 The Bodin Sellers shall - except for what has been set forth below with respect to Bertil Lindqvist - jointly and severally be liable and shall indemnify and hold the Purchasers harmless in full from and against any Loss arising out of misrepresentation, breach of warranty or failure to perform a covenant or other obligation or any other breach of this Agreement on the part of any of the Sellers.

              Bertil Lindqvist shall be liable and shall indemnify and hold the Purchasers harmless from and against any Loss arising out of misrepresentation, breach of warranty or failure to perform a covenant or other obligation undertaken by Bertil Lindqvist under this Agreement as set forth in sub-section 8.11 above.

9.2 Payment for Losses and other forms of compensation under this Agreement shall be made by reduction and repayment to the Purchasers of the purchase price for the Bodin Shares or the Bertil Lindqvist Shares, as the case may be. With respect to the Bodin Sellers, such reduction shall primarily be made by the Purchasers reducing the Promissory Notes by any sum of any such Loss and in the event that the sum of any such Loss exceeds the total amount of the Promissory Notes the Bodin Sellers having received Restricted Shares shall return such number of the Restricted Shares as corresponds to the said excess amount.

              In calculating the value of each Restricted Share it shall be valued at USD 3 (three).

              The Purchasers shall be entitled to compensation hereunder only upon agreement with the Sellers or any of them or upon an arbitration award having gained legal force and effect.

              The Sellers reserve the right to settle any claim with cash payment.

9.3 The liability of the Bodin Sellers and of Bertil Lindqvist to the extent applicable with regard to Losses as a result of any misrepresentation or breach of any of the representations and warranties

              a)         set forth in sub-sections 7.1 - 7.12, 7.19 - 7.34,
                         7.36 - 7.47 and 7.54 - 7.56 shall remain valid until 18 months from the Closing Date;
              b)         set forth in sub-sections 6.1 - 6.5, 7.13 - 7.18 and
                         7.35 shall remain valid for a period of five years from the Closing Date; and
              c) with regard to taxes, social charges and duties, such as misrepresentation or breaches set forth in sub-sections 7.48 - 7.53 shall remain valid until three months from the date such taxes, social charges and duties have been determined by the relevant authority.

              If a Loss has occurred before any of the aforesaid dates but the amount hereof cannot be quantified, the Purchasers may claim compensation, provided that the claim is made within the applicable time period and a quantified claim is made as soon as information is available of the amount.

9.4 The Purchasers shall only be indemnified under the provisions of sub-section 9.3 if the aggregate amount of the aforesaid Losses equals or exceeds SEK 500.000 provided, however, that in the event the Loss equals or exceeds the said amount, the Purchasers are entitled to be indemnified for the full amount of the Loss.

              In calculating the aforesaid aggregate amount individual Losses amounting to less than SEK 50.000 shall not be taken into account.

9.5 In calculating a Loss in accordance with this section 9 consideration shall be given to the fact whether the Loss fully or partly is a deductible item which can be used by the Company for tax purposes.

9.6 The aggregate liability of the Bodin Sellers under sub-section 9.3 above shall not exceed SEK 33.000.000 (thirty three million) and with respect to Bertil Lindqvist it shall not exceed the purchase price for the Bertil Lindqvist Shares.

9.7 There shall be no exemption from any of the Sellers' liability for representations, warranties, covenants or obligations under this Agreement other than as explicitly set forth herein or by reference to an Appendix attached hereto or pursuant to sub-section 9.8 below and no representation, warranty, covenant or other obligation of any of the Sellers set forth herein shall be deemed waived or otherwise affected

                  - by any commercial or financial analysis, or any inquiry or investigation which the Purchasers, their advisors, auditors, legal counsels or representatives have made or may make with respect to the Company, any of its Subsidiaries or their businesses or the Closing Balance Sheet or the approval thereof; or

                  - by the fact that the Board of Directors and/or the Managing Director of the Company or any Subsidiary nominated and appointed by the Purchasers have approved the annual report for the financial year 2000 or that the Annual General Shareholders' Meeting of the Company or any of the Subsidiaries - at which the Shares have been represented by the Purchasers - has adopted the aforesaid annual report; or

                  - by the fact that the Purchasers have agreed to the adjustment of the Preliminary Purchase Price into the Final Purchase Price as set forth in sub-section 3.2.2 above.

9.8 No liability shall arise in respect of any misrepresentation, breach of warranty or failure to perform a covenant or other obligation or any other breach of this Agreement on the part of any of the Sellers

                  - if and to the extent a Loss has been made part of the Closing Financial Statement and has been taken into account in adjusting the Preliminary Purchase Price into the Final Purchase Price; or

                  - if and to the extent that a claim occurs as a result of any legislation not in force at the date hereof which takes effect retrospectively or occurs as a result of any increase in the rate of tax in force at the date hereof;

                  - in respect of any Loss which is recoverable and recovered under any of the insurances set forth in Appendix7.36 and in force on the date of Loss (for the avoidance of doubt it is hereby expressly stated that any deductible shall be compensated by the Sellers as a claim).

9.9 The Purchasers shall not make any admission of liability, agreement or compromise with any third party concerning any claim for which the Sellers or any of them may be liable without prior written notification with Bengt Bodin.

9.10 In the event that an exemption from liability hereunder has explicitly been made - by reference made herein or by reference to an Appendix attached hereto - in one provision hereof the same exemption shall apply in respect of other provisions providing for the same subject matter.

9.11 In the event that any of the Purchasers shall demand indemnification hereunder, that Purchaser shall notify each Seller without undue delay, such notification to be given within the period of limitation as set out in sub-section 9.3 above and in any event not later than on the sixth anniversary of the Closing Date, whichever occurs first.

9.12 DRI shall, notwithstanding sub-section 12.8 below, have the right to assign any claim regarding payment for Losses or other forms of compensation under this Agreement to DRI Europa. DRI Europa shall after such assignment have the right to receive full payment for such claims as if DRI Europa was the sole purchaser of all the Shares under this Agreement.

10.           REPRESENTATIONS AND WARRANTIES OF DRI EUROPA

10.1 DRI Europa represents and warrants that on and as of the date of signing of the Option Agreement as well as this Agreement and on and as of the Closing Date (unless the context otherwise requires)

10.1.1 DRI Europa and DRI have full authority to execute and deliver this Agreement and each other document or instrument executed and delivered in connection herewith and to consummate the transactions contemplated hereby.

10.1.2 The execution of this Agreement, the consummation of the transactions provided for herein and the fulfilment of the terms hereof will not result in a breach of any agreement to which any of DRI Europa or DRI is a party nor the Articles of Association of DRI Europa.

10.1.3 DRI Europa or DRI are duly organised and validly existing and in good standing under the laws of its respective country of domicile and have full corporate power and all necessary licenses, permits and authorisations to carry on its businesses as presently and on the Closing Date conducted and to own, lease and operate all material assets and properties used in connection therewith.

10.1.4 The Restricted Shares are credited as fully paid, non assessable and rank pari passu in all respects with the existing issued shares of DRI and, subject to the provision in sub-section 5.4 are free and clear of any Encumbrances whatsoever and free from all taxes, liens and charges with respect to the issue thereof and DRI has the absolute right, power and capacity to issue all Restricted Shares to the Bodin Sellers in accordance with the terms of this Agreement.

11.           CLOSING DATE

The Closing Date shall occur within five business days from the date of all parties' signatures hereof.

12.           GENERAL PROVISIONS

12.1          CONSULTANCY AGREEMENT BENGT BODIN
              DRI and Bengt Bodin will enter into a separate Consultancy Agreement, the said agreement to enter into effect on the Closing Date.

12.2          DRI LIABILITY
              DRI shall be jointly and severally liable with the Purchaser with regard to the fulfilment of any liability resting on the Purchaser according to or as a result of this Agreement.

12.3          POWER OF ATTORNEY

12.3.1 Each Seller undertakes to issue on the Closing Date all necessary Powers of Attorney and other documents requested by the Purchasers to the Purchasers or their nominees to represent the Company and any Subsidiary until the new Board of Directors has been registered.

12.3.2 Further each of Mattias Bodin and Tobias Bodin shall on the Closing Date issue a Power of Attorney to Bengt Bodin to represent their DRI shares during a period of 36 months from the Closing Date.

12.4          NOTICES

              Any notice to be provided under this Agreement shall be in the English language and deemed valid and effective if sent by courier or registered mail or telefax to the following addresses:

              If to Bengt Bodin:             Bengt Bodin
                                             La Piniere, Cidex 206, R.D. 2085,
                                             FR-06330 Roquefort les Pins, France
                                             Fax: +33 493 775 186

              If to Annacarin Bodin:         Annacarin Bodin
                                             La Piniere, Cidex 206, R.D. 2085,
                                             FR-06330 Roquefort les Pins, France
                                             Fax: + 33 493 775 186

              If to Mattias Bodin:           Mattias Bodin
                                             Parkgatan 10
                                             SE-112 30 STOCKHOLM, Sweden

              If to Tobias Bodin:            Tobias Bodin
                                             Ovre Husargatan 23 A
                                             SE-413 14 GOTEBORG, Sweden

              If to Bertil Lindqvist:        Bertil Lindqvist
                                             Nybrogatan 45 B,
                                             SE-114 39 STOCKHOLM, Sweden
                                             Fax: +46 8661 8126

              If to DRI Europa:              DRI Europa AB
                                             c/o Mannheimer Swartling
                                             Advokatbyra AB
                                             Box 2235
                                             SE-403 14 GOTEBORG, Sweden
                                             Fax: +46 31 10 96 01

              If to DRI                      Digital Recorders, Inc.
                                             Sterling Plaza, Box 26
                                             5949 Sherry Lane, Suite 1050
                                             DALLAS, TX 75225

              The communications will be considered having reached the addressees:

              (i)    if sent by courier          - on delivery
              (ii)   if sent by registered mail  - seven days from the date of
                                                   dispatch
              (iii)  if sent by telefax          - on the day of recipient
                                                   confirms receipt

              Each Seller and each Purchaser shall be obliged to send a communication to the other parties in accordance with this sub-section 12.4 notifying any changes in the relevant details set out herein, which details shall then be deemed to have been amended accordingly.

12.5          TRANSFER OF SHARES
              Bengt Bodin, Mattias Bodin and Tobias Bodin undertake for a period of 36 months from the Closing Date to consult with DRI prior to any sale of any of their shares of DRI.

              The Purchasers undertake not to transfer the Shares or cause any other changes in respect of their shareholding in the Company prior to the expiry of year 2001.

12.6          CONFIDENTIALITY
              Subject to sub-section 8.6 the parties agree not to disclose in whole or in part any of the contents of this Agreement to any third party, unless required by law.

12.7          COSTS
              Each party agrees to carry his own fees and costs (including brokers', finders' and attorney's fees) relating to this Agreement and the consummation of the transactions hereunder.

12.8          ASSIGNMENT
              None of the parties shall have the right to assign this Agreement partly or wholly without the prior written consent of the other parties.

12.9          EXHAUSTIVE CONTRACT DOCUMENT

              This Agreement sets forth exhaustively all terms and conditions related to the transfer of the Shares and supersedes all prior agreements between the Sellers and any of the Purchasers with respect to the subject matter hereof.

12.10         AMENDMENTS
              No amendment to this Agreement shall be effective unless made in writing and signed by authorised representatives of each Seller and each Purchaser.

12.11         WAIVER
              The failure of any of the parties hereto to insist upon strict adherence to any provision of this Agreement on any occasion shall not be considered as a waiver of any right hereunder, nor shall it deprive that party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement.

12.12         GOVERNING LAW
              This Agreement shall be governed by and construed in accordance with the laws of Sweden.

12.13         ARBITRATION
              Any dispute arising out of or in connection with this Agreement shall be exclusively settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce (the "Institute"). The arbitral tribunal shall be composed of three (3) arbitrators. The place of arbitration shall be Gothenburg, Sweden. The arbitration proceedings shall be conducted in the English language.

              Each party shall nominate one arbitrator and the Institute shall nominate the third arbitrator, who shall be the Chairman. If arbitration is initiated by more than one claimant simultaneously and/or against one or more respondents, each side shall jointly appoint an arbitrator. If the respondent has not (or, if there are more respondents than one, the respondents have not jointly) within 30 days after receipt of a request for arbitration, appointed an arbitrator, such arbitrator shall upon request of any claimant be appointed by the Institute. If the provision related to the appointment of the arbitrators is held by any court of competent jurisdiction or arbitrators to be illegal, void or unenforceable the illegality, voidness or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provisions of this sub-section 12.13. The parties agree that the Institute in such case shall appoint all three arbitrators.

              Any dispute arising at any time between the parties shall be referred to one single arbitration tribunal, unless (i) the arbitration tribunal considers it inappropriate having regard to the point of time at which the request for arbitration is made, or
              (ii) one or more of the arbitrators declares that he or they do not accept to serve as arbitrators in a dispute other than the actual dispute for which such arbitrator(s) was appointed.

              The rules regarding joinder of claims in Chapter 14 of the Code of Judicial Procedure (Sw. Rattegangsbalken) shall be applied by the arbitral tribunal to the extent so is appropriate and accepted by the arbitrators. The voting rules in the Code of Judicial Procedure shall be applied by the arbitral tribunal.



                                       ------------

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in seven copies as of the day and year first above written.

                                             DRI EUROPA AB

------------------------------               -----------------------------
Bengt Bodin


------------------------------               DIGITAL RECORDERS, INC.
Annacarin Bodin


------------------------------               -----------------------------
Mattias Bodin


------------------------------
Tobias Bodin


------------------------------
Bertil Lindqvist